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                                                                      EXHIBIT 99





FLORIDA PANTHERS HOLDINGS, INC. REACHES AGREEMENT TO ACQUIRE
THE ARIZONA BILTMORE


FORT LAUDERDALE, Fla., Dec. 19 /PRNewswire/ - Florida Panthers Holdings, Inc. (NYSE: PAW-news) announced today that is has reached an agreement to acquire the Arizona Biltmore in partnership with its current owners Grossman Company Properties. The prestigious resort was designed by famed architect Frank Lloyd Wright in 1929.

The Biltmore is located in the Squaw Peak foothills of Phoenix and sits on 39 acres with 620 rooms and suites and five restaurants situated throughout the resort. Large group meetings are located in The Pavilion, which seats banquets of up to 1,200 people. Three other meeting rooms augment more than 54,000 square feet of modern meeting space. Among several growth initiatives are plans for a 120-room expansion at the resort.

H. Wayne Huizenga, Chairman of Florida Panthers Holdings, Inc. stated, "The Arizona Biltmore is our first entree outside Florida and validates our strategy of expansion from east to west operating premiere one-of-a-kind properties.
The Biltmore, when added to our other resort properties such as the Boca Raton Resort and the Registry Resort in Naples, Florida, brings our portfolio to five unique flagship properties, all of which has been accomplished in less than one year."

"We are delighted to be associated with Wayne Huizenga and Florida Panthers Holdings, Inc. in this venture. We will continue to operate and manage the Arizona Biltmore, and assume an advisory role with Panthers Holdings in support of the efforts to continue to acquire and build the preeminent high end resort group in the U.S.," said Sam Grossman, Chairman of the Phoenix-based development company.

The Biltmore guests enjoy two 18-hole championship courses with an 18-hole putting course and other practice facilities. The resort has three outdoor spas and five swimming pools and guests can enjoy Paradise Pool's 92-foot slide. The Biltmore Spa is complete with state-of-the-art exercise equipment.

The consideration to be paid is $225 million in a combination of cash and stock in Florida Panthers Holdings, Inc. Class A common shares. There will be an assumption of $63.5 million of debt.

Florida Panthers Holdings, Inc. owns the Boca Raton Resort & Club, the Registry Resort in Naples, the Hyatt Regency Pier 66 Resort and Marina, the Radisson Bahia Mar Resort and Yachting Center and the Rolling Hills Golf Club. The company also owns the Florida Panthers Hockey Club, the Arena Development and Arena Operating Companies, Incredible Ice-Skating Rinks and an interest in the Miami Arena.


SOURCE:  Florida Panthers Holdings, Inc.